Exhibit 3.237

FILED

In the Office of the

Secretary of State of Texas

NOV 15 2004

ARTICLES OF INCORPORATION

OF

BURLINGTON COAT FACTORY REALTY OF EL PASO, INC.

The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of Texas, do hereby set forth as follows:

FIRST. The name of the corporation is BURLINGTON COAT FACTORY REALTY OF EL PASO, INC.

SECOND. The address of the initial registered and principal office of this corporation in this State is 121 West Parker Road, Plano, Texas 75023 and the name of the registered agent at said address is Bob Bentley.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations maybe organized under the corporation laws of the State of Texas.

FOURTH. The corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
COMMON	1,000	$1.00

FIFTH. The number of directors constituting the initial Board of Directors is three (3); and the name and address of the initial Board of Directors to serve until the first annual meeting of shareholders, or until the first annual meeting of shareholders, or until the successors are elected and qualify, are as follows:

NAME	ADDRESS

Monroe Milstein	1830 Route 130 Burlington, New Jersey 08016

Andrew Milstein	1830 Route 130 Burlington, New Jersey 08016

Stephen E. Milstein	1830 Route 130 Burlington, New Jersey 08016

SIXTH. The name and address of the incorporator is as follows:

NAME	ADDRESS

Michael A. Barr	10 Bank Street White Plains, New York 10606

SEVENTH. The period of duration of the corporation shall be perpetual.

In Witness Whereof, the undersigned hereby executes this document and affirms that the facts set forth herein are true under the penalties of perjury this twelfth day of November, 2004.

/s/ Michael A. Barr
Incorporator